Exhibit 3.6

State of Delaware Secretary of State
Division of Corporations

Delivered 03:27 PM 05/24/2017

FILED 03:27 PM 05/24/2017

SR 20174011749 - File Number 6208932

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION OF UBI BLOCKCHAIN INTERNET LTD.

The undersigned, being the Chief Executive Officer of UBI Blockchain Internet LTD., a Delaware corporation (“Corporation”), does hereby certify on behalf of the Corporation as follows:

1. The following resolution to amend the Certificate of Incorporation of the Corporation was declared advisable and was duly adopted by written consent of the directors of the Corporation pursuant to the Certificate of Incorporation:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Article Four to (i) increase the authorized shares of Class A, B, and C Common Stock to 2,000,000,000 shares.

ARTICLE FOUR

1. Total Authorized.

The total number of shares of all classes of capital stock that the corporation has authority to issue is a total of 2,000,000,000 shares, consisting of: 1,000,000,000 authorized shares of Class A Common Stock, $0.001 par value per share (“Class A Common Stock”), 500,000,000 authorized shares of Class B Common Stock, $0.001 par value per share (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), 500,000,000 authorized shares of Class C Common Stock, $0.001 par value per share (“Class C Common Stock” and together with the Common Stock, the “Common Stock”). The number of authorized shares of Class A Common Stock, Class B Common Stock or Class C Common Stock may be increased or decreased (but not below (i) the number of shares thereof then outstanding or (ii) with the respect to the Class A Common Stock, the number of shares of Class A Common Stock reserved pursuant to Section 3.9 below) by the affirmative vote of the holders of common stock representing a majority of the voting power of all the then-outstanding shares of common stock of the corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

2. Designation of Additional Shares.

2.1 The Board of Directors is authorized, subject to any limitations prescribed by the laws of the State of Delaware, by resolution or resolutions, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware (“Certificate of Designation”), to establish from time-to-time the number of shares to be included in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase (but not above the total number of authorized shares of such class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of common stock of the corporation entitled to vote thereon, without a separate vote of the holders of any series thereof, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation designating a series of Preferred Stock.

2.2 Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this ARTICLE IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting powers, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

3. Rights of Class A Common Stock, Class B Common Stock and Class Common Stock.

3.1 Equal Status. Except as otherwise provided in this Certificate of Incorporation (“Certificate of Incorporation”) or required by applicable law, shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the corporation), share ratably and be identical in all respects and as to all matters.

3.2 Voting Rights. Except as otherwise expressly provided by this Certificate of Incorporation or as provided by law, the holders of shares of Class A Common Stock and Class B Common Stock shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote or for the consent (if action by written consent of the stockholders is permitted at such time under this Certificate of Incorporation) of the stockholders of the corporation, (b) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the corporation and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law. Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock shall have the right to ten (10) votes per share of Class B Common Stock held of record by such holder. Except with respect to the separate voting rights provided under the express circumstances described in this Section 3 or as provided by law, the holders of shares of Class C Common Stock shall (1) have no voting rights or power, (2) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the corporation and (3) not be entitled to vote on any matter that is submitted to a vote or for the consent (if action by written consent of the stockholders is permitted at such time under this Certificate of Incorporation) of the stockholders of the corporation. For the avoidance of doubt, the holders of shares of Class C Common Stock shall have no power to increase or decrease the number of shares of Class C Common Stock authorized.

3.3 Dividend and Distribution Rights. Shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board of Directors out of any assets of the corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock ~~or~~, Class B Common Stock or Class C Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares), then holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be) and, subsequent to the Initial Class C Dividend, holders of Class C Common Stock shall receive shares of Class C Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), with holders of shares of Class A Common Stock, Class B Common Stock and Class Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, as applicable. Notwithstanding the foregoing, the Board of Directors may pay or make a disparate dividend or distribution per share of Class A Common Stock, Class B Common Stock or Class C Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation) of the holders of a majority of the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock, each voting separately as a class.

3.4 Subdivisions, Combinations or Reclassifications. Shares of Class A Common Stock, Class B Common Stock or Class C Common Stock may not be subdivided, combined or reclassified unless the shares of each of the other classes are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock, Class B Common Stock and Class C Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation) of the holders of a majority of the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock, each voting separately as a class.

3.5 Liquidation, Dissolution or Winding Up. Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, upon the dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably all assets of the corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

3.6 Transactions.

(a) Merger or Consolidation. In the case of any distribution or payment in respect of the shares of Class A Common Stock ~~or~~, Class B Common Stock or Class C Common Stock upon the consolidation or merger of the corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a consolidation or merger, such as a sale of substantially all of the Corporation’s assets, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock, Class B Common Stock and Class C Common Stock as a single class; provided, however, that shares of one or two of such classes may receive or have the right to elect to receive different or disproportionate consideration in connection with such consolidation, merger or other transaction if the only difference in the per share consideration to the holders of the Class A Common Stock, Class B Common Stock and Class C Common Stock is that any securities distributed to the holder of a share of Class B Common Stock have ten (10) times the voting power of any securities distributed to the holder of a share of Class A Common Stock and that any securities distributed to the holder of a share of Class C Common Stock have no voting rights or power.

(b) Third-Party Tender or Exchange Offers. The corporation may not enter into any agreement pursuant to which a third party may by tender or exchange offer acquire any shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, nor may the corporation recommend that holders tender shares of Class A Common Stock, Class B Common Stock or Class C Common Stock into any third party tender or exchange offer, unless the holders of (i) the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class B Common Stock and Class C Common Stock would receive, or have the right to elect to receive, as applicable, (ii) the Class B Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class A Common Stock and Class C Common Stock would receive, or have the right to elect to receive, as applicable, and (iii) the Class C Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class A Common Stock and Class B Common Stock would receive, or have the right to elect to receive, as applicable; provided, however, that shares of one such class may receive or have the right to elect to receive different or disproportionate consideration in connection with such tender or exchange offer if the only difference in the per share consideration to the holders of the Class A Common Stock, Class B Common Stock and Class C Common Stock is that any securities distributed to the holder of a share of Class B Common Stock have ten (10) times the voting power of any securities distributed to the holder of a share of Class A Common Stock~~,~~ and that any securities distributed to the holder of a share of Class C Common Stock have no voting rights or power.

3.7 Change of Control Class B Vote. Until the first date on which the outstanding shares of Class B Common Stock represent less than thirty-five percent (35%) of the total voting power of the then outstanding shares of the corporation then entitled to vote generally in the election of directors, the corporation shall not consummate a Change in Control Transaction (as defined in Section 4 of this ARTICLE IV) without first obtaining the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation) of the holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law, this Certificate of Incorporation or the Bylaws.

3.8 Conversion.

(a) Voluntary Conversion. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the corporation. Before any holder of Class B Common Stock shall be entitled to voluntarily convert any shares of such Class B Common Stock, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names (i) in which the certificate or certificates representing the shares of Class A Common Stock into which the shares of Class B Common Stock are so converted are to be issued if such shares are certificated or (ii) in which such shares are to be registered in book entry if such shares are uncertificated. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Common Stock, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be converted following or contemporaneously with the written notice of such holder’s election to convert required by this Section 3.8(a), and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. Each share of Class B Common Stock that is converted pursuant to this Section 3.8(a) shall be retired by the corporation and shall not be available for reissuance.

(b) Automatic Conversion of Class B Common Stock. (i) Each share of Class B Common Stock shall be automatically, without further action by the holder thereof, converted into one (1) fully paid and nonassessable share of Class A Common Stock, upon the occurrence of a Transfer (as defined in Section 4 of this ARTICLE IV), other than a Permitted Transfer (as defined in Section 4 of this ARTICLE IV), of such share of Class B Common Stock; (ii) all shares of Class B Common Stock shall be automatically, without further action by any holder thereof, converted into an identical number of fully paid and nonassessable shares of Class A Common Stock at such date and time, or the occurrence of an event, specified by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation) of the holders of a majority of the then outstanding shares Class B Common Stock, voting as a separate class.

(c) Certificates. Each outstanding stock certificate (if shares are in certificated form) that, immediately prior to a Conversion Event, represented one or more shares of Class B Common Stock subject to such Conversion Event shall, upon such Conversion Event, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The corporation shall, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of a Conversion Event and upon surrender by such holder to the corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock Stock were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Each share of Class B Common Stock that is converted pursuant to Section 3 of ARTICLE IV shall thereupon be retired by the corporation and shall not be available for reissuance.

(d) Policies and Procedures. The corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Certificate of Incorporation, relating to the conversion of the Class B Common Stock into Class A Common Stock, as it may deem necessary or advisable in connection therewith. If the corporation has reason to believe that a Transfer giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the corporation, the corporation may request that the holder of such shares furnish affidavits or other evidence to the corporation as the corporation deems necessary to determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred, and if such holder does not within ten (10) days after the date of such request furnish sufficient evidence to the corporation (in the manner provided in the request) to enable the corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the corporation. In connection with any action of stockholders taken at a meeting or by written consent (if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation), the stock ledger of the corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders or in connection with any such written consent and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

3.9 Reservation of Stock. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock and Class C Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock and Class C Common Stock into shares of Class A Common Stock.

3.10 Protective Provision. The corporation shall not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive Sections 3 or 4 of this Article IV (or adopt any provision inconsistent therewith), without first obtaining the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation) of the holders of a majority of the then outstanding shares of Class A Common Stock, Class B Common Stock, and Class C Common Stock, each voting as a separate class, in addition to any other vote required by applicable law, this Certificate of Incorporation or the Bylaws; provided, however; the date provided for in clause (iii) of Section 3.8(b) for an Automatic Conversion Event can be changed to an earlier date with the consent of a majority of the Directors.

4. Definitions. For purposes of this Certificate of Incorporation:

4.1 “Approved Executive Officer” means (i) the Chief Executive Officer of the corporation, (ii) the Executive Chairman of the Board of Directors, (iii) any other position that would constitute an “executive officer” of the corporation under Rule 3b-7 of the Securities Exchange Act of 1934, as amended, or (iv) with the approval of the majority of the Directors, any other position or role with the corporation designated as an “Approved Executive Officer.”

4.2 “Cause” shall mean the occurrence of any of the following: (i) an Officers’ willful and continued failure substantially to perform his duties and responsibilities to the corporation (other than a failure resulting from incapacity due to physical or mental illness) that is materially and demonstrably injurious to the corporation; (ii) an Officers’ deliberate violation of a policy of the corporation applicable to the Officer that is materially and demonstrably injurious to the corporation; (iii) the Officers' commission of any act of fraud, embezzlement, willful dishonesty or any other willful misconduct with respect to the Officers' duties as an Approved Executive Officer that has caused a material and demonstrable injury to the corporation; (iv) the Officers' deliberate unauthorized use or disclosure of any proprietary information or trade secrets of the corporation or any other party to whom the Officer owes an obligation of nondisclosure as a result of his duties as an Approved Executive Officer that is materially and demonstrably injurious to the corporation; or (v) the Officers' willful breach of any written agreement or covenant with the corporation that is materially and demonstrably injurious to the corporation; provided, that (A) in each case, for purposes of determining whether conduct constitutes willful or deliberate conduct, no act or failure to act on the Officers' part shall be considered “willful” or “deliberate” unless it is done by the Officer in bad faith and without reasonable belief that the Officers' action or inaction was in the best interests of the corporation; (B) any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the corporation’s Board of Directors or based on the written advice of counsel for the corporation will be conclusively presumed to be done, or omitted to be done, by the Officer in good faith and in the best interests of the corporation; and (C) the Officers' leave or resignation in accordance with Sections 4.18(a) or 4.18(b) hereof shall not be deemed an occurrence giving rise to Cause.

Notwithstanding the foregoing, the Officer shall not be deemed terminated for Cause as an Approved Executive Officer for purposes of Section 3.8(b) of this ARTICLE IV unless and until (x) a written notice of intent to terminate the Officer for “Cause,” specifying the particulars of the conduct of the Officer forming the basis for such, is given to the Officer based on the approval of at least 75% of the Directors within sixty (60) days of the initial awareness of such conduct by the Chief Financial Officer, Chief Operating Officer or General Counsel of the corporation or by any member of the Board of Directors and (y) subsequently at least 75% of the Directors find at an in-person meeting, after reasonable notice to the Officer (which notice shall be delivered in writing at least sixty (60) days prior to such meeting and indicate that the corporation’s Board of Directors will consider a termination of the Officers' as an Approved Executive Officer at such meeting), and an opportunity for the Officer and his counsel to be heard in person by the Board of Directors, that (1) termination of the Officer for “Cause” is justified and (2) the Officer has not cured the conduct giving rise to such termination for “Cause” (for purposes of this Section 4.2, a meeting shall be deemed to have been held “in-person” if a majority of the members of the Board of Directors (including at least 75% of the Directors), other than the Officer, attend the meeting in person). The Officer shall have sixty (60) days (or such longer period specified in the notice of intent to terminate for “Cause”) from receipt of a notice of intent to terminate for “Cause” to cure the conditions set forth in such notice, if such conditions are subject to cure. Any purported termination as an Approved Executive Officer for “Cause” must meet the requirements of this Section 4.2. Any purported termination as an Approved Executive Officer that does not comply with the foregoing, including any termination prior to the expiration of the sixty (60) day cure period, shall be deemed to be a termination without “Cause”.

4.3 “Change in Control Transaction” means the occurrence of any of the following events:

(a) the sale, lease, exchange, encumbrance or other disposition (other than licenses that do not constitute an effective disposition of all or substantially all of the assets of the corporation and its subsidiaries taken as a whole, and the grant of security interests in the ordinary course of business) by the corporation of all or substantially all of the corporation’s assets; or

(b) the merger or consolidation of the corporation with or into any other entity, other than a merger or consolidation that would result in the Class B Common Stock of the corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its sole parent entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the corporation or such surviving entity or its sole parent entity outstanding immediately after such merger or consolidation.

4.4 “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock:

(a) by a Qualified Stockholder (or the estate of a deceased Qualified Stockholder) to (i) one or more Family Members of such Qualified Stockholder, or (ii) any Permitted Entity of such Qualified Stockholder; or (iii) to such Qualified Stockholder’s revocable living trust, which revocable living trust is itself both a Permitted Trust and a Qualified Stockholder;

(b) by a Permitted Entity of a Qualified Stockholder to (i) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder, or (ii) any other Permitted Entity of such Qualified Stockholder; or

4.5 “Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.

4.6 “Qualified Stockholder” shall mean (a) the registered holder of a share of Class B Common Stock as of the Covered Security Date; (b) the initial registered holder of any shares of Class B Common Stock that are originally issued by the corporation after the Covered Security Date pursuant to the exercise or conversion of options or warrants or settlement of restricted stock units (RSUs) that, in each case, are outstanding as of the Covered Security Date; (c) each natural person who Transferred shares of or equity awards for Class B Common Stock (including any option or warrant exercisable or convertible into or any RSU that can be settled in shares of Class B Common Stock) to a Permitted Entity that is or becomes a Qualified Stockholder.

4.7 “Transfer” of a share of Class B Common Stock shall mean, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise. A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity or (ii) an entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the Covered Security Date, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the Covered Security Date, holders of voting securities of any such entity or Parent of such entity. Notwithstanding the foregoing, the following shall not be considered a “Transfer” within the meaning of this ARTICLE IV:

(a) the granting of a revocable proxy to officers or directors of the corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders solicited by the Board of Directors (if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation);

(b) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock, which voting trust, agreement or arrangement (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the corporation, (ii) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(c) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” at such time; ~~or~~

4.8 “Voting Threshold Date” shall mean 5:00 p.m. (Eastern Time) on the first day falling on or after the date on which the outstanding shares of Class B Common Stock represent less than a majority of the total voting power of the then outstanding shares of the corporation then entitled to vote generally in the election of directors.

RESOLVED FURTHER, that the officers of the Corporation are hereby authorized and directed to file a Certificate of Amendment to the Certificate of Incorporation of the Corporation with the Secretary of State of Delaware pursuant to Section 242 of the General Corporation Law of the State of Delaware and to take such action necessary on behalf of the Corporation to carry out the intent of the foregoing resolution.

RESOLVED FURTHER, The foregoing resolution was adopted by written consent of the directors of the Corporation in lieu of the meeting of directors in accordance with the provisions of Section 141 of the General Corporation Law of the State of Delaware.

RESOLVED FURTHER, The foregoing resolution was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and pursuant to the authority granted to the directors of the Corporation under the Corporation’s Certificate of Incorporation to provide for the issuance of shares of Preferred Stock and to fix the designation, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof.

IN WITNESS WHEREOF, this Certificate has been signed this 18 day of May 2017.

UBI BLOCKCHAIN INTERNET LTD.

By:	/s/ Tony Liu
Tony Liu, Chief Executive Officer

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